Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 3) of our report dated November 24, 2021 with respect to the audited financial statements of Genesis Unicorn Capital Corp. (“the Company”) as of March 15, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from February 23, 2021 (inception) through March 15, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 27, 2022